Exhibit 99.1

BitNile Holdings Announces Additional Investment in Alzamend From Completion of Phase 1 First-in-Human Clinical Trial for AL001 Treatment of Dementia Related to Alzheimer’s

Las Vegas, NV, April 28, 2022 – BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) announced today its wholly owned subsidiary, Digital Power Lending, LLC (“DP Lending”) has made an additional investment in Alzamend Neuro, Inc. (Nasdaq: ALZN) (“Alzamend”), a related party and early clinical-stage biopharmaceutical company focused on developing novel products for the treatment of neurodegenerative diseases and psychiatric disorders.

On March 28, 2022, Alzamend announced the achievement of a key milestone, that it received the full data set from its Phase 1 clinical trial for AL001. The purpose of the Phase 1 first-in-human trial was to determine the pharmacokinetics, safety and tolerability of AL001. These data will help Alzamend establish doses for a planned Phase 2A multiple ascending dose study in Alzheimer’s disease patients. AL001 is a novel lithium-delivery system; it is a lithium-salicylate-L-proline engineered ionic cocrystal under development as an oral treatment for patients with dementia related to mild, moderate, and severe cognitive impairment associated with Alzheimer’s. AL001 has the potential to deliver benefits of marketed lithium carbonate without current toxicities.

During 2021, DP Lending entered into a securities purchase agreement (the “Agreement”) with Alzamend to invest $10 million in Alzamend common stock and warrants, subject to the achievement of certain milestones. DP Lending had previously funded $6 million pursuant to the terms of the Agreement and the achievement of certain milestones related to the U.S. Food and Drug Administration approval of Alzamend’s Investigational New Drug application and Phase 1a human clinical trials for AL001. On April 26, 2022, DP Lending funded the remaining $4 million due to achievement of the final milestone, the receipt of the full data set from Alzamend’s Phase 1 clinical trial for AL001.

Milton “Todd” Ault, III, Executive Chairman of the Company, stated, “We are proud to support Alzamend in its endeavors to develop treatments and cures for Alzheimer’s, other neurodegenerative diseases, and psychiatric disorders. We congratulate Alzamend and its management team for achieving this important milestone, and we look forward to Alzamend progressing this potential treatment through Phase 2A clinical trials commencing next month. We hope the progress being made on AL001 will encourage the millions who suffer from Alzheimer’s and the millions more who care for them.”

The Company has certain ownership and rights to further invest in Alzamend as follows:

•	The Company beneficially owns approximately 9.9 million shares of Alzamend common stock primarily held by DP Lending;

•	The Company has the right to acquire approximately 3.3 million shares of Alzamend common stock upon the exercise of warrants owned by DP Lending, however, such warrants cannot be currently exercised due to beneficial ownership blockers contained therein; and

•	For a period of 18 months from the payment of the final tranche, DP Lending has the right to purchase an additional 6.7 million shares of Alzamend common stock for an aggregate of $10 million, or $1.50 per share, including warrants to purchase 3.3 million shares of Alzamend common stock with an exercise price of $3.00 per share, on the same terms as in the Agreement, however, no specific milestones have yet been agreed to with respect to the additional investment.

Should the Company exercise all warrants and options to invest, it would own approximately 23.2 million shares with an average cost of $2.27 per share of common stock, representing approximately 25% of Alzamend’s issued and outstanding common stock, based on the number of shares currently issued and outstanding and presuming no other issuances.

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235